EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

         We consent to the use in the Pre-effective Amendment No. 2 to the Registration Statement No. 333-123581 of Heritage Financial Group on Form SB-2, filed with the Securities and Exchange Commission, of our report, dated February 22, 2005, appearing in the Prospectus, which is part of this Registration Statement and to the use of our report dated February 22, 2005 in the most current amendment to the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2 of Heritage Financial Group filed with the Office of Thrift Supervision, which is part of this Application.

         We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
May 11, 2005